Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2023, with respect to the consolidated financial statements included in the Annual Report of Fluent, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Fluent, Inc. on Forms S-3 (File No. 333-205614, File No. 333-206402, File No. 333-212109, File No. 333-215125, and File No. 333-233250) and on Forms S-8 (File No. 333-177025, File No. 333-188739, File No. 333-194952, File No. 333-206403, File No. 333-211842, File No. 333-224187, File No. 333-226170 and File No. 333-266743).

/s/ GRANT THORNTON LLP

New York, New York

March 15, 2023